SEPARATION AND GENERAL RELEASE AGREEMENT

Caution: Read Carefully

This Is A Release Of All Claims

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is voluntarily entered into as of the date(s) set forth below by and between the undersigned individual employee, Richard L. Stanley (“Employee”), and Ener1, Inc. (“Company”).

WHEREAS, Employee has been employed by the Company as the Chief Operating Officer of the Company and the President of the Company’s subsidiary, EnerDel, Inc., since September 16, 2009; and

WHEREAS, Employee’s employment was contingent upon his execution of a written agreement with the Company (which agreement was to contain, among other provisions, certain Company policies and procedures, terms and conditions relating to payments upon termination of employment, a definition of termination with “Cause,” a provision relating to Employee’s position and job duties, and restrictive covenants regarding confidentiality, non-solicitation and non-competition), which agreement was presented to Employee by the Company but which agreement was not executed by Employee or the Company; and

WHEREAS, the Company has terminated Employee’s employment with the Company, such termination effective as of April 8, 2011(“Separation Date”);

NOW, THEREFORE, in consideration of the mutual understandings, covenants, and the release contained in this Agreement, Company and Employee hereby voluntarily agree as follows:

1.           Definitions.  Specific terms used in this Agreement have the following meanings: (a) words such as “I,” “me,” and “my” include both the undersigned, Richard L. Stanley, and anyone who has or obtains any legal right or claims through me; and (b) “Company” means Ener1, Inc., all of its past and present officers, directors, employees, trustees, subsidiaries (including EnerDel, Inc.), agents, members, affiliates, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by such entities, and each such entity’s subsidiaries, predecessors, successors, and assigns, and all other entities, persons, firms, or corporations liable or who might be claimed to be liable by or through their relationship with the Company, none of whom admit any liability to me, but all of whom expressly deny any such liability; provided, however, “Company” shall not include any pension plan intended to constitute a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended.

2.           My Claims.  Except as provided below, the claims I am releasing (“My Claims”) include all of my rights to any relief of any kind from the Company, including without limitation, all claims I have now, whether or not I now know about the claims.  These claims, which I hereby release, include, but are not limited to the following: (a) any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date I execute this Agreement, and I waive all claims relating to, arising out of, or in any way connected with my employment with the Company including, without limitation, any claim, demand, action, cause of action, including money damages and claims for attorneys’ fees, based on but not limited to: (a) the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq.; (b) the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; (c) the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; (d) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; (e) the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981; (f) Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; (g) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; (h) the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; (i) the Worker Adjustment and Retaining Notification Act, 29 U.S.C. § 2101, et seq.; (j) the Indiana Civil Rights Law, Ind. Code § 22-9-1-1, et seq., and any and all similar laws in Florida and New York; (k) the Indiana wage payment statute, Ind. Code § 22-2-4-1, et seq., the Indiana wage claims statute, Ind. Code § 22-2-9-2, and any other Indiana wage law, as well as any and all similar laws in Florida and New York; (l) any existing or potential claim or entitlement to any monetary amounts, benefits, equity or other things of value under any Company program or plan, including wages, bonuses, bonus awards, paid leave, or incentive compensation of any type, as well as equity awards of any type (including but not limited to awards and/or grants of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Deferred Stock Units (as those terms are defined in the Plan)) which equity awards are not fully vested, exercisable, satisfied and/or settled as of the Separation Date; (m) any existing or potential agreement, contract, offer letter, representation, policy, plan, procedure, or statement, whether any of the foregoing are express or implied, oral or written (including but not limited to my offer of employment from the Company dated August 18, 2009; the form of employment agreement presented to me by the Company, which agreement I acknowledge I never executed; the Ener1, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”); and any “Award Agreement” I entered into with the Company (as that term is defined in the Plan)); (n) claims arising under any other federal, state and local fair employment practices law, disability benefits law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, claims arising from any other type of statute, executive order, law or ordinance, claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of contract, intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; (o) the Indiana Constitution, the New York Constitution and the Florida Constitution; and/or (p) the United States Constitution.

I understand and agree that I am releasing the Company from any and all claims by which I am giving up the opportunity to recover any compensation, damages, equity in the Company, attorneys’ fees, or any other form of relief in any proceeding brought by me or on my behalf. Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver or release of (i) any retirement or pension benefits under a tax-qualified retirement plan that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan, (ii) any rights or claims on account of or arising out of any a breach or default by the Company of its obligations under Paragraph 3 below (e.g., I am not waiving or releasing my rights or claims to the Separation Payment set forth in Paragraph 3) or that are by law not permitted to be waived, or (iii) equity awards of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Deferred Stock Units (as those terms are defined in the Plan) which I have received from or which have been granted to me by the Company, to the extent such equity awards are fully vested and/or exercisable as of the Separation Date (collectively, any “Vested Award”).  I acknowledge and agree that the only Vested Award I have received from and/or which has been granted to me by the Company are 10,000 units of restricted stock, each unit being equal to one share of the Company’s common stock (the “Grant”).  I understand that I may satisfy or settle the Grant as set forth in my Award Agreement regarding the Grant, dated October 1, 2009.  Moreover, this Agreement is not intended to operate as a waiver or release of (a) any rights to defense and indemnity I may have under any Company certificate, bylaw, resolution, policy, or practice, or (b) any coverage under any liability insurance policy (such as directors’ and officers’ liability insurance).

I also understand that My Claims released under this Agreement do not include any rights or claims that may arise after the Effective Date of this Agreement (which is that date occurring on the eighth (8th) day after I sign this Agreement, provided that I do not revoke this Agreement as described below).  In addition, I acknowledge that the release of claims set forth above is not intended to (a) prevent me from filing a charge or complaint including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”); (b) prevent me from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights.  While I have the right to participate in an investigation, I understand that I am waiving his right to any monetary recovery arising from any investigation or pursuit of claim on my behalf.  I acknowledge that I have the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim I might have under the ADEA without either: (a) repaying to the Company the amounts paid by it to me or on my behalf under this Agreement; or (b) paying to the Company any other monetary amounts (such as attorney’s fees and/or damages).

3.           Company’s Agreement to Make Payments to Me .  In exchange for my release and other promises made by me in this Agreement, the Company agrees that it shall make a separation payment to me in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (less taxes and other required deductions and withholdings), paid to me in a lump sum on the Company’s regular payroll date as soon as practical after I have signed and returned the Agreement to the Company, and after the seven (7) day revocation period described in Paragraph 11 expires (the “Separation Payment”).  I acknowledge that the Separation Payment described above constitutes full and fair consideration for the release of My Claims, that the Company is not otherwise obligated to make this Separation Payment to me, that the Separation Payment is in addition to any other sums to which I am otherwise due, and that I am not entitled to further amounts of any kind from the Company.  In addition, the Company shall vest immediately all 20,000 unvested units of restricted stock granted to you under the Company’s 2007 Stock Incentive Plan. I also acknowledge that I have received all other forms of compensation, of whatever kind, that may be due to me by the Company, including, without limitation, amounts earned by me prior to the Separation Date.

4.           Return of Company Property.  I hereby represent and warrant that I have returned to the Company all of its property that was ever in my possession or control.  This property includes, but is not limited to, Confidential Information (as defined in Paragraph 7(a) of this Agreement), financial and other business records, personnel records, office and other keys, directories, computer hardware and software, books, documents, memoranda, and all other records, and copies of all such items.

5.           Termination of Relationship.  I acknowledge that my employment with the Company is terminated as of the Separation Date referenced in an introductory paragraph to this Agreement.  I further agree not to apply for future employment with the Company, or any of its affiliates or successors.  I acknowledge that neither the Company nor its successors have any obligation, contractual or otherwise, to rehire, reemploy, recall, or hire me in the future.  I understand that this Agreement does not constitute an admission of wrongdoing by any party.

6.           Consultation with Attorney.  As required by the ADEA and the OWBPA, I acknowledge that the Company has advised me that it is up to me as to whether I consult an attorney prior to signing this Agreement, and that the Company has advised that I should do so.

7.           Non-Defamation and Confidentiality; Ongoing Obligations to Company.  In further consideration of the Separation Payment set forth above, I agree as follows:

(a)           Confidential Information.  I agree to protect the Company from intrusion into its business by not disclosing to any third-party any confidential information or trade secrets of the Company. Such information includes, but is not limited to, confidential information regarding the Company’s employees, services, products, marketing strategies, business plans,  operations, costs, research and development efforts, technical data and know-how, financial information, internal procedures, forecasts, methods, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Company’s business (collectively referred to as “Confidential Information”).  I agree that all such Confidential Information is and shall remain the sole and exclusive property of the Company.  Except as may be expressly authorized by the Company in writing, or as may be required by law after providing due notice thereof to the Company, I agree not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party and I agree not to make use of any such Confidential Information for my own purpose or for the benefit of any other entity or person.  This obligation shall continue indefinitely, as long as the Confidential Information remains confidential (but I shall not be relieved of my obligations if any of the Confidential Information loses its confidential nature by virtue of any action or omission by me, including any breach of this Agreement).

(b)           Non-Defamation.  I agree to refrain from making any defamatory comments to anyone (including, but not limited to, the Company’s customers or business partners) concerning  the Company, its employees, agents, operations, or plans; likewise, the Company agrees that the members of the Company’s Executive Leadership will refrain from making any defamatory comments to anyone (including, but not limited to prospective employers) concerning me.  I agree that any inquiries I receive concerning the Company shall be directed to the Personnel Department of the Company for response.  In further protection of the interests of the Company, I agree that, as to any matters currently pending, or which arise relating to my employment with the Company,  I will cooperate to a reasonable extent with the Company,  and its attorneys in connection with any proceeding involving the Company before a court, an administrative agency, governmental organization, or an arbitrator.  I further understand that it is an essential and material condition of this Agreement that the  terms of this Agreement are to remain strictly confidential and shall not be disclosed by me to any person other than to my attorney, my accountant or my spouse, if any, or as required by law.

(c)           Restrictive Covenants.  I agree that during my employment with Company, I had access to and knowledge of Company’s Confidential Information and valuable customer and other business relationships.  I agree that in consideration of the mutual promises and covenants herein contained, during the “Restricted Period” I shall abide by the following narrow and reasonable restrictions, which restrictions are necessary to protect the Company’s legitimate business interests:

(i)           Non-Competition.  I shall not directly or indirectly perform any executive-level or managerial services for, invest in, provide consulting services to or otherwise engage in a Competitive Business in any geographic area in which the Company engages in its business as of the Effective Date (such geographic area to include but not be limited to the United States of America).

(ii)           Non-Solicitation.  I shall not directly or indirectly promote, market, sell or provide any products or services that are the same or substantially similar to (in terms of functionality or purpose) or that are a competitive alternative for those products or services offered or sold by the Company as of the Effective Date, to any Company Customer.  This restriction shall be limited to those Company Customers with whom I had any direct or supervisory contact during my employment with the Company or about which I had access to Confidential Information during my employment with the Company.

(iii)           Definitions.

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“Restricted Period” shall mean the period of six (6) months immediately following the Effective Date, such time to be automatically extended by any time period in which I violate any of my ongoing obligations to the Company pursuant to Section 7(c) of this Agreement.

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“Competitive Business” shall mean the business of the development, production, marketing, sale and/or servicing of rechargeable, lithium-ion batteries and/or battery systems for energy storage, working for any of the following companies:  A123 Systems, Compact Power, Inc., Dow Kokam, JCI-Saft, Altair Nanotechnologies, Valence Technology, Panasonic, Sony, Hitachi, NEC, Toshiba, GS Yuasa, AESC, Samsung, SB LiMotive, LG Chem, Delphi Hybrid and Electric Vehicle Products Business, Magna E-Cars Systems, Continental Powertrain Hybrid and Electric Vehicle Business Unit, SK Energy, Eagle Picher, Sakti3, or BYD.

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“Company Customer” shall mean any individual or entity as to which, with or to whom, during my employment with the Company: (i) purchased any products or services from the Company; or (ii) any contract was entered into with the Company for the provision of any products or services.

8.           Violation of Agreement.  If any legal action or other proceeding is brought for the enforcement of this Agreement, the non-breaching party shall be able to recover  from the breaching party its reasonable attorney’s fees, court costs and all expenses (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.  In addition, in the event of a violation of the provisions of Paragraph 7(b) of this Agreement, it is understood that precise calculation of damages may be difficult, but that the Company will suffer significant harm in the event a violation occurs.  Consequently, not as a penalty, but as reasonable approximation of the actual harm incurred, the parties agree to liquidated damages of two thousand dollars ($2,000.00) per violation by me, in addition to any other remedies otherwise available in law or equity.  With respect to any violation of Paragraph 7(a) or 7(c) of this Agreement, I agree that it would be difficult to measure any damages caused to the Company which might result from any such violation, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, I agree that if I breach Section 7(a) and/or 7(c) of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, and the Company shall also be entitled to recover the reasonable attorneys’ fees it incurs in connection with any legal action in which the Company seeks to enforce my obligations in Section 7(a) and/or 7(c) of this Agreement.

9.           Severability.  I understand, and it is my intent, that in the event this Agreement is ever held to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges, and circumstances.

10.           Period to Consider Agreement and Expiration of Offer.  As required by the ADEA and the OWBPA, I understand that I have twenty-one (21) calendar days from the day that I receive this Agreement, not counting the day upon which I received it, to consider whether I wish to sign it.  If I sign this Agreement before the end of the twenty-one (21) calendar day period, it will be my personal and voluntary decision to do so.  I also understand that if I fail to deliver this Agreement to the Company within said period of time, it shall expire and be deemed withdrawn by the Company.

11.           Right to Revoke Agreement.  I understand that I may revoke this Agreement at any time within seven (7) calendar days after I sign it, not counting the day upon which I sign it. This Agreement will not become effective or enforceable unless and until the seven (7) calendar day revocation period has expired without my revoking it, i.e. on the eighth calendar day after I sign this Agreement.

12.           Procedure to Accept or Revoke.  To accept this Agreement, I must deliver the Agreement, after it has been signed and dated by me, to the Company, by hand or by mail, and it must be received by the Company within the twenty-one (21) calendar day period that I have to consider this Agreement.  To revoke my acceptance, I must deliver a written, signed statement that I revoke my acceptance to the Company by hand or by mail and any such notice of revocation must be received by the Company within seven (7) calendar days after I signed the Agreement.  All deliveries shall be made to the Company at the following address, marked “Personal and Confidential”: Nicholas Brunero, Vice President and General Counsel, Ener1, Inc., 1540 Broadway, Suite 25C, New York, NY 10036.  If I choose to deliver my acceptance or revocation notice by mail, it must be: (a) postmarked and received by the above-named individual at the Company within the applicable period stated above; (b) properly addressed to the Company at the address stated above; and (c) sent by certified mail, return receipt requested.

13.           Governing Law and Jurisdiction.  This Agreement shall be interpreted, enforced, and governed under the laws of Indiana, without regard to conflict of laws principles thereof. Moreover, while the parties do not contemplate any future disputes, I agree that any action or claim regarding this Agreement shall be brought and maintained exclusively in Indiana. If brought in state court, the action shall be filed in Marion County; if brought in federal court, the action shall be filed in the Southern District of Indiana. By signing this Agreement, I expressly consent to personal jurisdiction in Indiana. Both parties waive the right to a jury trial.  This Agreement constitutes the entire agreement between the parties on the subject matter hereof and supersedes any and all prior or contemporaneous agreements between the parties, except as expressly provided herein.

14.           My Representations.  I HAVE READ THIS AGREEMENT CAREFULLY, I HAVE HAD AN ADEQUATE OPPORTUNITY TO CONSULT AN ATTORNEY, AND I UNDERSTAND ALL OF ITS TERMS. IN AGREEING TO SIGN THIS AGREEMENT, I HAVE NOT RELIED ON ANY STATEMENTS OR EXPLANATIONS MADE BY THE COMPANY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT.  I ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAIN ALL OF THE AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE MATTERS INCLUDED HEREIN.  I ALSO AGREE THAT THIS AGREEMENT MAY BE EXECUTED IN ONE OR MORE COUNTERPARTS, ALL OF WHICH, TAKEN TOGETHER, SHALL CONSTITUTE ONE AND THE SAME AGREEMENT.

[signatures on following page]

Date: 4/8/11	Signature:	/s/ Richard L. Stanley
Richard L. Stanley

	Witness:	/s/ Anna Stanley

Date: 4/8/11
Agreed to by Ener1, Inc. on behalf of itself and all other persons and entities released herein:

By:	/s/ Charles Gassenheimer

Printed: Charles Gassenheimer

Title: Chairman and Chief Executive Officer